Exhibit 10.192

February 18, 2019

By Mail

Jon E. Jipping

Re:  Amendment to Employment and Equity Agreements

Dear Jon:

As we discussed, in exchange for (1) your willingness to support and facilitate succession planning by agreeing to relinquish your role as Chief Business Unit Officer effective February 18, 2019, (2) your willingness to assume a leadership role in another important project or initiative in the future, and (3) your agreement to amend your December 21, 2012 Employment Agreement (the “Employment Agreement”) by striking Section 7.c(ii)(B), ITC Holdings Corp. (the “Company”) agrees that upon your voluntary termination of employment, your equity compensation awards, which would otherwise be forfeited, will continue to vest on their normal schedule if you do not meet the “retirement age” for continued vesting (i.e., age 65) at the time of your separation, provided, however, that you continue to perform in a satisfactory manner in your current position and any future position(s), and at the time of your separation you are not under investigation by the Company for conduct that would amount to Cause under Section 7.a.(ii)(A)—(E) of the Employment Agreement.  In this regard, effective as of the date you sign this letter, as set forth above, this letter hereby amends and modifies the Employment Agreement and any equity compensation award agreements, to which you are a party.  The terms of this letter shall also apply to any future equity compensation award agreements.

With the exception of the amendments set forth above, all terms and provisions of the Employment Agreement and equity compensation award agreements shall continue unchanged and in full force and effect.  You acknowledge that no promises or representations, oral or written, have been made regarding your employment other than those expressly stated herein, and that you have not relied on any other promises or representations relating to your employment in signing this letter.

This letter may be executed in counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument.

Please sign and date this letter below and return the signed and dated letter to me on or before February 22, 2019 to acknowledge the change in the terms and conditions of the agreements referenced above.

We thank you for and look forward to your continued service with the Company.

Sincerely,

ITC Holdings Corp.

/s/ Linda H. Apsey

By: Linda H. Apsey
Title: President and Chief Executive Officer

ACKNOWLEDGED & AGREED:

/s/ Jon E. Jipping

Jon E. Jipping

Date:	2/18/2019